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                                                                     EXHIBIT 5.1

                     [MORRIS, MANNING & MARTIN LETTERHEAD]
                               ATTORNEYS AT LAW
                        1600 ATLANTA FINANCIAL CENTER
                          3343 PEACHTREE ROAD, N.E.
                            ATLANTA, GA 30326-1044
                            TELEPHONE 404-233-7000
                            FACSIMILE 404-365-9532


                                August 10, 1999


Telemate.Net Software, Inc.
4250 Perimeter Park South
Suite 200
Atlanta, Georgia  30341

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:


         We have acted as counsel for Telemate.Net Software, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-1 (File No. 333-81443) (the "Registration Statement"), of a proposed offering of an aggregate of 3,500,000 shares (the "Shares") of the Company's authorized common stock, par value $.01 per share (the "Common Stock"), of which 3,284,000 Shares are to be sold by the Company and 216,000 Shares are to be sold by certain selling shareholders (the "Selling Shareholders") named in the Registration Statement. In addition, the Company and certain of the Selling Shareholders have granted to the underwriters an option to purchase up to 525,000 shares of Common Stock to cover over-allotments, if any (the "Over-Allotment Shares").


         We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of the outstanding shares of Common Stock, the Shares and the Over-Allotment Shares to be sold by the Company and the Selling Shareholders, as appropriate, as we have deemed necessary and advisable.

         Based upon the foregoing and having regard for such legal considerations that we have deemed relevant, it is our opinion that:


         1. The 216,000 Shares to be sold by the Selling Shareholders are legally and validly issued, fully paid and nonassessable. The 3,284,000 Shares to be issued and sold by the Company will be, upon issuance, sale and delivery as contemplated in the Registration Statement, legally and validly issued, fully paid and nonassessable.


         2. The Over-Allotment Shares to be sold by the Selling Shareholders upon the exercise of the over-allotment option by the Underwriters are legally and validly issued, fully paid and nonassessable, and the Over-Allotment Shares to be sold by the Company upon the exercise of the over-allotment option by the Underwriters will be, upon


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August 10, 1999

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                  issuance, sale and delivery as contemplated in the
                  Registration Statement, legally and validly issued, fully paid and nonassessable.

         This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion committee of the Corporate and Banking Law Section of the State Bar of Georgia.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                                Respectfully,

                                                MORRIS, MANNING & MARTIN, L.L.P.

                                                /s/ John C. Yates, a Partner